Exhibit 4.1

FORM OF GLOBAL SUBORDINATED NOTE

THE FIRST BANCSHARES, INC.

5.875% FIXED-TO-FLOATING RATE Subordinated Note due 2028

THE INDEBTEDNESS EVIDENCED BY THIS GLOBAL SUBORDINATED NOTE (THIS “NOTE”) IS NOT A DEPOSIT, SAVINGS ACCOUNT OR OTHER OBLIGATION OF ANY BANK OR SAVINGS ASSOCIATION AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE “FDIC”) OR ANY OTHER GOVERNMENT AGENCY OR FUND. SECURITIES ARE SUBJECT TO INVESTMENT RISKS, INCLUDING LOSS OF VALUE.

THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS SUBORDINATED AND JUNIOR IN RIGHT OF PAYMENT TO THE CLAIMS OF CREDITORS OF THE FIRST BANCSHARES, INC. (THE “ISSUER”), INCLUDING OBLIGATIONS OF THE ISSUER TO ITS GENERAL AND SECURED CREDITORS, AND IS UNSECURED. IT IS INELIGIBLE AS COLLATERAL FOR ANY EXTENSION OF CREDIT BY THE ISSUER OR ANY OF ITS SUBSIDIARIES. IN THE EVENT OF LIQUIDATION OF THE ISSUER ALL CREDITORS OF THE ISSUER SHALL BE ENTITLED TO BE PAID IN FULL WITH SUCH INTEREST AS MAY BE PROVIDED BY LAW BEFORE ANY PAYMENT SHALL BE MADE ON ACCOUNT OF PRINCIPAL OF OR INTEREST ON THIS NOTE. AFTER PAYMENT IN FULL OF ALL SUMS OWING TO SUCH CREDITORS OF THE ISSUER, THE HOLDER OF THIS NOTE SHALL BE ENTITLED TO BE PAID FROM THE REMAINING ASSETS OF THE ISSUER THE UNPAID PRINCIPAL AMOUNT OF THIS NOTE PLUS ACCRUED AND UNPAID INTEREST THEREON BEFORE ANY PAYMENT OR OTHER DISTRIBUTION, WHETHER IN CASH, PROPERTY OR OTHERWISE, SHALL BE MADE (I) WITH RESPECT TO ANY OBLIGATION THAT BY ITS TERMS EXPRESSLY IS JUNIOR TO THIS NOTE, (II) WITH RESPECT TO THE EXISTING JUNIOR SUBORDINATED DEBENTURES OF THE ISSUER (UNDERLYING THE OUTSTANDING TRUST PREFERRED SECURITIES), (III) WITH RESPECT TO ANY INDEBTEDNESS BETWEEN THE ISSUER AND ITS SUBSIDIARIES AND AFFILIATES, OR (IV) ON ACCOUNT OF ANY SHARES OF CAPITAL STOCK OF THE ISSUER. THIS Note is not guaranteed by the Issuer’s subsidiaries, including The First, A National Banking Association (the “Bank”), and, therefore, the Note is structurally subordinate to the existing and future indebtedness of such subsidiaries, including without limitation the Bank’s depositors, liabilities to general creditors and liabilities arising during the ordinary course of business or otherwise.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE SUBORDINATED NOTE PURCHASE AGREEMENT, DATED APRIL 30, 2018, BETWEEN THE ISSUER AND THE PURCHASERS REFERRED TO THEREIN (THE “PURCHASE AGREEMENT”), A COPY OF WHICH IS ON FILE WITH THE ISSUER, AND IS REGISTERED IN THE NAME OF CEDE & CO AS NOMINEE OF THE DEPOSITORY TRUST COMPANY (“DTC”) OR A NOMINEE OF DTC.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO, OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

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THIS NOTE WILL BE ISSUED AND MAY BE TRANSFERRED ONLY IN MINIMUM DENOMINATIONS OF $1,000 AND MULTIPLES OF $1,000 IN EXCESS THEREOF. ANY ATTEMPTED TRANSFER OF THIS NOTE IN A DENOMINATION OF LESS THAN $1,000 SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER. ANY SUCH PURPORTED TRANSFEREE SHALL BE DEEMED NOT TO BE THE HOLDER OF THIS NOTE FOR ANY PURPOSE, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF PAYMENTS ON THIS NOTE, AND SUCH PURPORTED TRANSFEREE SHALL BE DEEMED TO HAVE NO INTEREST WHATSOEVER IN THIS NOTE.

THIS NOTE MAY BE SOLD ONLY IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS. THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS OR ANY OTHER APPLICABLE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

CERTAIN ERISA CONSIDERATIONS:

THE HOLDER OF THIS NOTE, OR ANY INTEREST HEREIN, BY ITS ACCEPTANCE HEREOF OR THEREOF ALSO AGREES, REPRESENTS AND WARRANTS THAT EITHER (i) IT IS NOT AN EMPLOYEE BENEFIT PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER PLAN OR ARRANGEMENT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) (EACH A “PLAN”), A TRUSTEE OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN, OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY PLAN’S INVESTMENT IN THE ENTITY, OR (ii) THAT SUCH PURCHASER OR HOLDER IS ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER U.S. DEPARTMENT OF LABOR PROHIBITED TRANSACTION CLASS EXEMPTION 96-23, 95-60, 91-38, 90-1 OR 84-14 OR ANOTHER APPLICABLE EXEMPTION OR ITS PURCHASE AND HOLDING OF THIS NOTE, OR ANY INTEREST HEREIN, ARE NOT PROHIBITED BY SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE. THIS NOTE MAY NOT BE PURCHASED BY OR TRANSFERRED TO ANY PLAN OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS UNLESS THE PURCHASE OR TRANSFER WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA, SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

ANY FIDUCIARY OF ANY PLAN WHO IS CONSIDERING THE ACQUISITION OF THIS NOTE OR ANY INTEREST HEREIN SHOULD CONSULT WITH HIS OR HER LEGAL COUNSEL PRIOR TO ACQUIRING THIS NOTE OR ANY INTEREST HEREIN.

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No. 1	CUSIP 318916 AA1
ISIN US318916AA15

THE FIRST BANCSHARES, INC.

5.875% FIXED-TO-FLOATING RATE Subordinated Note due 2028

1.            Subordinated Notes. This Subordinated Note (this “Note”) is one of a duly authorized issue of notes of The First Bancshares, Inc. (the “Issuer”) designated as the “5.875% Fixed-to-Floating Rate Subordinated Notes due 2028” (the “Subordinated Notes”), initially limited in aggregate principal amount to $24,000,000.

2.            Payment.

(a)          The Issuer, for value received, hereby promises to pay to the order of Cede & Co., or its registered assigns (the “Holder” and, collectively with all other holders of the Subordinated Notes, the “Holders”), the principal sum of Twenty Four Million Dollars (U.S.) ($24,000,000) plus accrued but unpaid interest on May 1, 2028 (the “Stated Maturity”) and to pay interest on such principal amount (i) from and including the original issue date of the Subordinated Notes (April 30, 2018) to but excluding May 1, 2023, at the rate of 5.875% per annum, computed on the basis of a 360-day year consisting of twelve 30-day months and payable semi-annually in arrears on May 1 and November 1 of each year (each, a “Fixed Interest Payment Date”) beginning on November 1, 2018, and (ii) from and including May 1, 2023 to but excluding the Stated Maturity, at the rate per annum, reset quarterly, equal to LIBOR determined on the determination date of the applicable interest period plus 294 basis points, computed on the basis of a 360-day year and the actual number of days elapsed and payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year (each, a “Floating Interest Payment Date”).

(b)          An “Interest Payment Date” is either a Fixed Interest Payment Date or a Floating Interest Payment Date, as applicable.

(c)          “LIBOR” means the 3-month USD LIBOR, which will be the offered rate for 3-month deposits in U.S. dollars, as that rate appears on the Reuters Screen LIBOR01 Page (or any successor page thereto) as of 11:00 a.m., London time, as observed two London banking days prior to the first day of the applicable floating rate interest period (the “Interest Determination Date”). A “London banking day” is a day on which commercial banks and foreign currency markets settle payments and are open for general business in London.

(i)          If 3-month USD LIBOR is not so displayed as of such time on any Interest Determination Date, then the Issuer will request the principal London offices of at least two banks to provide a quotation of their rates for deposits in U.S. dollars for a period comparable to the applicable floating rate interest period and the 3-month USD LIBOR for such floating rate interest period shall be the arithmetic mean of such quotations.

(ii)         If fewer than two such quotations contemplated by Section 2(c)(i) above are provided or are available, the Issuer will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the Interest Determination Date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, LIBOR will be the arithmetic average of such quotations.

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(iii)        If (A) fewer than the two quotations contemplated by Section 2(c)(i) above, and (B) fewer than the three quotations contemplated by Section 2(c)(ii) above are provided or are available, the Issuer, after consulting such sources as it reasonably deems in good-faith to be comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate LIBOR or any of the foregoing lending rates, shall determine LIBOR for the applicable interest period in its sole discretion.

(iv)        Notwithstanding the foregoing clauses (i), (ii) and (iii) of this Section 2(c):

(1)         If the Issuer reasonably determines in good faith on the relevant Interest Determination Date that the LIBOR base rate has been discontinued, then the Issuer will use a substitute or successor base rate that it has determined in its sole reasonable discretion is most comparable to the LIBOR base rate, provided that if the Issuer reasonably determines in good faith that there is an industry-accepted substitute or successor base rate, then the Issuer shall use such substitute or successor base rate (such rate, together with any rate determined by the Issuer pursuant to Section 2(c)(i), (ii) or (iii), the “Alternative Rate”);

(2)         If the Issuer has determined to utilize a substitute or successor base rate in accordance with the foregoing, the Issuer in its sole reasonable discretion may determine what business day convention to use, the definition of business day, the Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate;

(i)          The Issuer shall provide each Holder with notice of its determination of an Alternative Rate promptly after such determination. If, within five Business Days after providing such notice, the Issuer is notified by the Holders of at least a majority in principal amount of the outstanding Subordinated Notes that such Holders reasonably believe that the determination of such Alternative Rate is not consistent with this Section 2, then the Holders of at least a majority in principal amount of the outstanding Subordinated Notes, each using their commercially reasonable judgment, shall determine the Alternative Rate. In the event the Holders of a majority of the Subordinated Notes cannot reach agreement on such Alternative Rate within fifteen Business Days of the Issuer’s notification of its proposed Alternative Rate under this Section, the Alternative Rate shall be the rate identified by the holder of the largest principal amount of Subordinated Notes, selected based on such holder’s commercially reasonable judgment.

(d)          Any payment of principal of or interest on this Note that would otherwise become due and payable on a day which is not a Business Day shall become due and payable on the next succeeding Business Day, with the same force and effect as if made on the date for payment of such principal or interest, and no interest shall accrue in respect of such payment for the period after such day. The term “Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the City of New York, New York or the State of Mississippi are permitted or required by any applicable law or executive order to close.

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3.            Subordination. The indebtedness of the Issuer evidenced by the Subordinated Notes, including the principal and interest on this Note, shall be subordinate and junior in right of payment to the prior payment in full of all existing claims of creditors of the Issuer, whether now outstanding or subsequently created, assumed or incurred (collectively, “Senior Indebtedness”), which shall consist of: (a) the principal of, and premium, if any, and interest in respect of indebtedness of the Issuer for purchased or borrowed money, whether or not evidenced by securities, notes, debentures, bonds or other similar instruments issued by the Issuer; (b) all capital lease obligations of the Issuer; (c) all obligations of the Issuer issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Issuer and all obligations of the Issuer under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business; (d) all obligations of the Issuer arising from off-balance sheet guarantees and direct credit substitutes, including obligations in respect of any letters of credit, bankers’ acceptances, security purchase facilities and similar credit transactions; (e) all obligations of the Issuer associated with derivative products, including obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements; (f) all obligations of the type referred to in clauses (a) through (e) of other persons for the payment of which the Issuer is responsible or liable as obligor, guarantor or otherwise; (g) all obligations of the type referred to in clauses (a) through (f) of other persons secured by any lien on any property or asset of the Issuer, whether or not such obligation is assumed by the Issuer; and (h) any deferrals, renewals or extensions of any of the obligations of the type referred to in clauses (a) through (g); except “Senior Indebtedness” does not include (i) the Subordinated Notes, (ii) any obligation that by its terms expressly is junior to, or ranks equally in right of payment with, the Subordinated Notes, including, for the avoidance of doubt, the 5.875% Fixed-to-Floating Rate Subordinated Notes due 2028, (iii) any indebtedness between the Issuer and any of its subsidiaries or Affiliates (as the term “Affiliate(s)” is defined in the Purchase Agreement), (iv) trade accounts payable arising in the ordinary course of business, or (v) the Junior Subordinated Indebtedness (as defined below). This Note is not secured by any assets of the Issuer and is not covered by a guarantee of the Issuer or of an Affiliate of the Issuer. This Note is also not guaranteed by the Issuer’s subsidiaries, including the Bank, and, therefore, this Note is structurally subordinate to the existing and future indebtedness of such subsidiaries, including without limitation the Bank’s depositors, liabilities to general creditors and liabilities arising during the ordinary course of business or otherwise.

4.

In the event of liquidation of the Issuer, holders of Senior Indebtedness of the Issuer shall be entitled to be paid in full with such interest as may be provided by law before any payment shall be made on account of principal of or interest on the Subordinated Notes, including this Note. Additionally, in the event of any insolvency, dissolution, assignment for the benefit of creditors, reorganization, restructuring of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Issuer, whether voluntary or involuntary, holders of Senior Indebtedness shall be entitled to be paid in full before any payment shall be made on account of the principal of or interest on the Subordinated Notes, including this Note. In the event of any such proceeding, after payment in full of all sums owing with respect to the Senior Indebtedness, the Holders, together with the holders of any obligations of the Issuer ranking on a parity with the Subordinated Notes, shall be entitled to be paid from the remaining assets of the Issuer the unpaid principal thereof, and the unpaid interest thereon before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any present or future obligations of the Issuer ranking junior to the Subordinated Notes, including the junior subordinated debentures of the Issuer underlying the trust preferred securities (collectively, “Junior Subordinated Indebtedness”).

If there shall have occurred and be continuing (A) a default in any payment with respect to any Senior Indebtedness or (B) an event of default with respect to any Senior Indebtedness as a result of which the maturity thereof is accelerated, unless and until such payment default or event of default shall have been cured or waived or shall have ceased to exist, no payments shall be made by the Issuer with respect to the Subordinated Notes. The provisions of this paragraph shall not apply to any payment with respect to which the immediately preceding paragraph of this Section 3 would permit to occur.

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Nothing herein shall impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note in accordance with its terms. Nothing herein shall act to prohibit, limit or impede the Issuer from issuing additional debt of the Issuer having the same rank as the Subordinated Notes or which may be junior or senior in rank to the Subordinated Notes.

5.            Covenants

(a)          Merger and Sale of Assets. The Issuer shall not consolidate with or merge with or into any other entity, except for mergers and consolidations in which the Issuer continues as the surviving entity, or sell, lease or otherwise transfer all or substantially all of its properties and assets or convey, transfer or lease substantially all of its properties and assets to any entity, unless:

(i)          the continuing entity into which the Issuer is merged or the person which acquires by conveyance or transfer or which leases substantially all of the properties and assets of the Issuer shall be a corporation, partnership, trust, limited liability company, association or other legal entity organized and existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume all of the Issuer’s obligations in connection with the Subordinated Notes and this Note; and

(ii)         no Default or Event of Default exists or will exist immediately after giving effect to such transaction.

For purposes of this Section 4(a), the transfer (by lease, assignment, sale or otherwise), directly or indirectly, of the properties and assets, substantially as an entirety, of the Bank, the Issuer’s interest in which constitutes the Issuer’s properties and assets substantially as an entirety, shall be deemed to be the transfer of the Issuer’s properties and assets substantially as an entirety.

(b)          Compliance with Laws. The Issuer shall comply with the requirements of all laws, regulations, orders and decrees applicable to it or its properties, except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect (as such term is defined in the Purchase Agreement) on the Issuer and its subsidiaries taken as a whole.

(c)          Taxes and Assessments. The Issuer shall punctually pay and discharge all material taxes, assessments, and other governmental charges or levies imposed upon it or upon its income or upon any of its properties; provided, that no such taxes, assessments or other governmental charges need be paid if they are being contested in good faith by the Issuer

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(d)          Negative Covenants.

(i)          The Issuer shall not take any action, omit to take any action or enter into any other transaction that would have the effect of (i) the Issuer ceasing to be a bank holding company or financial holding company under the Bank Holding Company Act of 1956, as amended, (ii) the liquidation or dissolution of the Issuer or the Bank, (iii) the Bank ceasing to be an “insured depository institution” under Section 3(c)(2) of the Federal Deposit Insurance Act, as amended, or (iv) the Issuer owning less than one hundred percent (100%) of the capital stock of the Bank. Notwithstanding the foregoing, sales, assignments, pledges, transfers, issuances or other dispositions of shares of voting stock or securities convertible into or options, warrants or rights to subscribe for or purchase shares of voting stock of the Bank or any other subsidiary of the Issuer which owns shares of voting stock or any securities convertible into or options, warrants or rights to subscribe for or purchase shares of voting stock of the Bank, may be made where: (1) the sales, assignments, pledges, transfers, issuances or other dispositions are made, in the minimum amount required by law, to any person for the purpose of the qualification of such person to serve as a director; or (2) the sales, assignments, pledges, transfers, issuances or other dispositions are made in compliance with an order of a court or regulatory authority of competent jurisdiction; or (3) the sales, assignments, pledges, transfers, issuances or other dispositions are made in connection with a merger or consolidation of the Bank with or into a wholly-owned subsidiary of the Bank or the Issuer if, after such merger or consolidation with such entity, the Issuer owns, directly or indirectly, not less than the percentage of voting stock of the surviving entity of such transaction as it owned of the Bank prior to such transaction; or (4) the sales, assignments, pledges, transfers, issuances or other dispositions are for fair market value (as determined by the board of directors of the Issuer) and, after giving effect to such disposition or issuance and any potential dilution, the Issuer and its wholly-owned subsidiaries will own directly or indirectly not less than 80% of the voting stock of the Bank; or (5) the Bank sells additional shares of voting stock to its stockholders at any price, if, after such sale, the Issuer owns, directly or indirectly, not less than the percentage of voting stock of the Bank it owned prior to such sale; or (6) a pledge is made or a lien is created to secure loans or other extensions of credit by Bank subject to Section 23A of the Federal Reserve Act; or (7) the sales, assignments, pledges, transfers, issuances, mortgages, encumbrances, liens, charges of any kind or other dispositions are made in connection with the renewal, refinancing or incurrence of any Indebtedness ranking senior to the Subordinated Notes.

6.            Events of Default and Defaults.

(a)          Each of the following events shall constitute an “Event of Default”:

(i)          the entry of a decree or order by a court having jurisdiction in the premises for relief in respect of the Issuer or the Bank under Title 11 of the United States Code, as now constituted or as hereafter amended, or any other applicable federal or state bankruptcy, insolvency or reorganization law, or appointing a receiver, trustee or other similar official (except for the appointment of a conservator) of the Issuer or the Bank of substantially all of its property, or ordering the dissolution, winding-up or liquidation of its affairs under any such law and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

(ii)         the filing by the Issuer or the Bank of a petition or answer or consent seeking relief under Title 11 of the United States Code, as now constituted or as hereinafter amended, or any other applicable federal or state bankruptcy, insolvency or reorganization law or other similar law, or the consent by it to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking possession of a receiver, trustee, custodian or other similar official (except for the appointment of a conservator) of the Issuer or the Bank of substantially all of its property under any such law.

(b)          Each of the following shall constitute a “Default”:

(i)          default in the payment of any interest on any Subordinated Notes as and when the same shall become due and payable, and continuance of such default for a period of thirty (30) days;

(ii)         default in the payment of the principal of any Subordinated Notes as and when the same shall become due and payable, whether at the Stated Maturity or otherwise;

(iii)        the Issuer (i) becoming insolvent or is unable to pay its debts as they mature, (ii) making an assignment for the benefit of creditors, (iii) admitting in writing its inability to pay its debts as they mature, (iv) ceasing to be a bank holding company or financial holding company under the Bank Holding Company Act of 1956, as amended, or (v) owning less than 100% of the capital stock of the Bank; or

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(iv)        default in the performance or breach of any covenant or warranty of the Issuer in respect of the Subordinated Notes (other than a covenant or warranty, a default in the performance of which or the breach of which is elsewhere in this Note specifically dealt with) and continuance of such default or breach (without such default or breach having been waived in accordance with the provisions of this Note) for a period of ninety (90) days after there has been given to the Issuer by the holder(s) of at least 25% in principal amount of the Subordinated Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder.

(c)          Upon the occurrence of an Event of Default or a Default, the Issuer shall promptly notify all Holders, at their addresses shown on the Security Register (as defined in Section 14 below), of such Event of Default or Default.

7.            Acceleration.

(a)          Unless the principal amount of this Note already shall have become due and payable, if an Event of Default occurs and is continuing, then the holder(s) of not less than 25% in aggregate principal amount of the Subordinated Notes may declare the principal of all the Subordinated Notes to be due and payable immediately, by a notice in writing to the Issuer, and upon any such declaration such principal shall become immediately due and payable. The Issuer, within ninety (90) days after the receipt of written notice from any holder(s) of not less than 25% in aggregate principal amount of the Subordinated Notes of the occurrence of an Event of Default, shall mail to all Holders, at their addresses shown on the Security Register (as defined in Section 14 below), such written notice of Event of Default, unless such Event of Default shall have been cured or waived before the giving of such notice as certified by the Issuer in writing.

(b)          Any time after a declaration of acceleration with respect to the Subordinated Notes has been made, the holder(s) of a majority in aggregate principal amount of the Subordinated Notes (voting as one class), by written notice to the Issuer, may rescind and annul such declaration and its consequences if:

(i)          the Issuer has paid (A) all overdue interest on all Subordinated Notes that has become due other than by such declaration of acceleration, and (B) the principal of all Subordinated Notes that has become due other than by such declaration of acceleration and any interest thereon; and

(ii)         all Events of Default or Defaults with respect to the Subordinated Notes, other than the nonpayment of the principal of the Subordinated Notes that has become due solely by such declaration of acceleration, have been cured or waived as provided in Section 8 below.

8.            Waiver of Past Defaults.

(a)          The holder(s) of a majority in aggregate principal amount of the Subordinated Notes may on behalf of all Holders waive any past default hereunder, except a default in the payment of the principal of or interest on any Subordinated Notes.

(b)          Upon any such waiver, such default shall cease to exist, and any Event of Default or Default arising from such default shall be deemed to have been cured for every purpose in respect of the Subordinated Notes; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

9.            Removed and Reserved.

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10.          Failure to Make a Payment; Remedies. In the event of failure by the Issuer to make any required payment of principal or interest on this Note (and, in the case of payment of interest, such failure to pay shall have continued for thirty (30) days), the Issuer will, upon demand of the Holder, pay to the Holder the amount then due and payable on this Note for principal and interest (without acceleration of this Note in any manner), with interest on the overdue principal and interest at the rate borne by this Note, to the extent permitted by applicable law. If the Issuer fails to pay such amount upon such demand, the Holder may, among other things, institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer and collect the amounts adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer.

Upon a failure by the Issuer to make any required payment of principal or interest on the Note, the Issuer shall not (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Issuer’s capital stock, or make any guarantee payments with respect to the foregoing, (b) make any payment of principal or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Issuer that rank equal with or junior to the Subordinated Notes, or (c) make any payments under any guarantee that ranks equal with or junior to the Subordinated Notes, other than (i) any dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, any class of the Issuer’s common stock; (ii) any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; (iii) as a result of a reclassification of the Issuer’s capital stock or the exchange or conversion of any class or series of the Issuer’s capital stock for another class or series of the Issuer’s capital stock or of any class or series of the Issuer’s indebtedness for any class or series of the Issuer’s capital stock; (iv) the purchase of fractional interests in shares of the Issuer’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or (v) purchases of any class of the Issuer’s common stock related to the issuance of common stock or rights under any benefit plans for the Issuer’s directors, officers or employees or any of the Issuer’s dividend reinvestment plans.

11.          Redemption.

(a)          Redemption Prior to Fifth Anniversary. This Note shall not be redeemable by the Issuer prior to May 1, 2023, except upon the occurrence of a Capital Event, a Tax Event or an Investment Company Event (each as defined below), following which the Issuer may redeem this Note in whole at any time, or in part from time to time, upon giving not less than thirty (30) nor more than sixty (60) days’ prior written notice to the Holder of this Note at a price equal to 100% of the principal amount of the Subordinated Notes plus accrued but unpaid interest thereon to but excluding the redemption date.

“Capital Event” means the receipt by the Issuer of an opinion of independent bank regulatory counsel to the effect that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Board of Governors of the Federal Reserve System (the “FRB”) and other appropriate federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the date of issuance of this Note, (ii) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of the Subordinated Notes, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying such laws, rules or regulations that is announced or becomes effective after the date of issuance of this Note, the Subordinated Notes then outstanding do not constitute, or within ninety (90) days of the date of such opinion will not constitute, “Tier 2 Capital” (or its equivalent) for purposes of the capital adequacy rules of the FRB (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable. “Appropriate federal banking agency” means the “appropriate Federal banking agency” with respect to the Issuer as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

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“Tax Event” means the receipt by the Issuer of an opinion of counsel to the Issuer experienced in such matters to the effect that as a result of any amendment to, or change (including any final and adopted (or enacted) prospective change) in, the laws, rules or regulations of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws, rules or regulations, there exists a material risk that interest payable by the Issuer on the Subordinated Notes is not, or within ninety (90) days after the receipt of such opinion will not be, deductible by the Issuer, in whole or in part, for United States federal income tax purposes.

“Investment Company Event” means the receipt by the Issuer of an opinion of counsel to the Issuer experienced in such matters to the effect that there is a material risk that the Issuer is, or within 120 days of the date of such opinion will be, considered an “investment company” that is required to register under the Investment Company Act of 1940, as amended.

(b)          Redemption on or After Fifth Anniversary. On or after May 1, 2023, this Note shall be redeemable by the Issuer, in whole at any time, or in part from time to time, upon giving not less than thirty (30) nor more than sixty (60) days’ prior written notice to the Holder of this Note. Any such redemption shall occur on an Interest Payment Date at an amount equal to 100% of the principal amount of the Subordinated Notes to be redeemed plus accrued but unpaid interest thereon to but excluding the redemption date.

(c)          Partial Redemption. If less than the then-outstanding principal amount of this Note is redeemed, (i) a new Subordinated Note shall be issued representing the unredeemed portion without charge to the Holder and (ii) such partial redemption shall be effected on a pro rata basis as to the Holders.

(d)          No Repayment at Option of Holder. This Note shall not be subject to repayment at the option of the Holder, in whole or in part, prior to the Stated Maturity.

(e)          Regulatory Approvals. Any such redemption or repayment prior to the Stated Maturity shall be subject to receipt of any and all federal and state regulatory approvals, including, but not limited to, the prior approval of the FRB, to the extent then required under applicable laws or regulations, including capital regulations.

(f)           Notices of Redemption. Notices of redemption will be mailed by first class mail, postage prepaid, or emailed (with delivery receipt requested) at least thirty (30) but not more than sixty (60) days before the redemption date, which notice may be conditional, to each of the Holders at his or its registered mailing addresses or email addresses. The principal amount of this Note to be paid shall mature and become due and payable (unless any condition specified in the applicable notice of redemption has not occurred) on the date fixed for such payment, together with accrued but unpaid interest on such principal amount accrued to such date.

(g)          Effectiveness of Redemption. If notice of redemption has been duly given, and notwithstanding that this Note has been called for redemption but has not yet been surrendered for cancellation, on and after the date fixed for redemption, interest shall cease to accrue on this Note, this Note shall no longer be deemed outstanding and all rights with respect to this Note shall forthwith on such date fixed for redemption cease and terminate unless the Issuer shall default in the payment of the redemption price, except only the right of the Holder to receive the amount payable on such redemption, without interest.

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(h)          Purchase and Resale of the Subordinated Notes. Subject to any required federal and state regulatory approvals and the provisions of this Note, the Issuer shall have the right to purchase any of the Subordinated Notes at any time in the open market, private transactions or otherwise. If the Issuer purchases any Subordinated Notes, it may, in its discretion, hold, resell or cancel any of the purchased Subordinated Notes.

12.          Payment Procedures. Payment of the principal and interest payable on the Stated Maturity will be made by check, or by wire transfer in immediately available funds to a bank account in the United States designated by the registered Holder of this Note if such Holder shall have previously provided wire instructions to the Issuer, upon presentation and surrender of this Note at the Payment Office (as defined in Section 17 below) or at such other place or places as the Issuer shall designate by notice to the registered Holder as the Payment Office, provided that this Note is presented to the Issuer in time for the Issuer to make such payments in such funds in accordance with its normal procedures. Payments of interest (other than interest payable on the Stated Maturity) shall be made by wire transfer in immediately available funds or check mailed to the registered Holder, as such person’s address appears on the Security Register. Interest payable on any Interest Payment Date shall be payable to the Holder in whose name this Note is registered at the close of business on the fifteenth (15th) calendar day prior to the applicable Interest Payment Date (such date being referred to herein as the “Regular Record Date”), without regard to whether the Regular Record Date is a Business Day, for such Interest Payment Date, except that interest not paid on the Interest Payment Date, if any, will be paid to the Holder in whose name this Note is registered at the close of business on a special record date fixed by the Issuer (a “Special Record Date”), notice of which shall be given to the Holder not less than ten (10) days prior to such Special Record Date. (The Regular Record Date and Special Record Date are referred to herein collectively as the “Record Dates”). To the extent permitted by applicable law, interest shall accrue, at the rate at which interest accrues on the principal of this Note, on any amount of principal or interest on this Note not paid when due. All payments on this Note shall be applied first against interest due hereunder and then against principal due hereunder. The Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Subordinated Notes. In the event the Holder receives payments in excess of its pro rata share of the Issuer’s payments to all of the Holders, then the Holder shall hold in trust all such excess payments for the benefit of the holders of the other Subordinated Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

13.          Form of Payment; Maintenance of Payment Office. Payments of principal and interest on this Note shall be made in such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts. Until the date on which all of the Subordinated Notes shall have been surrendered or delivered to the Issuer for cancellation or destruction, or become due and payable and a sum sufficient to pay the principal and interest on all Subordinated Notes shall have been made available for payment and either paid or returned to the Issuer as provided herein and in the Purchase Agreement, the Issuer shall at all times maintain an office or agency in Hattiesburg, Mississippi where Subordinated Notes may be presented or surrendered for payment.

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14.          Registration of Transfer, Security Register. Except as otherwise provided herein, this Note is transferable in whole or in part, and may be exchanged for a like aggregate principal amount of Subordinated Notes of other authorized denominations, by the Holder in person, or by his attorney duly authorized in writing, at the Payment Office. U.S. Bank National Association (the “Registrar”) has entered into that certain Paying Agent, Registrar and Transfer Agent Agreement with the Issuer as of April 30, 2018 (the “Paying Agent Agreement”). Registrar shall maintain a register providing for the registration of the Subordinated Notes and any exchange or transfer thereof (the “Security Register”). Upon surrender or presentation of this Note for exchange or registration of transfer, Registrar shall execute and deliver in exchange therefor a Subordinated Note or Subordinated Notes of like aggregate principal amount, each in a minimum denomination of $1,000 or any amount in excess thereof which is an integral multiple of $1,000 (and, in the absence of an opinion of counsel satisfactory to Registrar to the contrary, bearing the restrictive legend(s) set forth hereinabove) and that is or are registered in such name or names requested by the Holder. Any Subordinated Note presented or surrendered for registration of transfer or for exchange shall be duly endorsed and accompanied by a written instrument of transfer in such form as is attached hereto and incorporated herein, duly executed by the Holder or his attorney duly authorized in writing, with such tax identification number or other information for each person in whose name a Subordinated Note is to be issued, and accompanied by evidence of compliance with any restrictive legend(s) appearing on such Subordinated Note or Subordinated Notes as the Issuer may reasonably request to comply with applicable law. No exchange or registration of transfer of this Note shall be made on or after the fifteenth (15th) day immediately preceding the Stated Maturity. This Note is subject to the restrictions on transfer of the Purchase Agreement between the Issuer and the Purchasers identified therein, who were the original holders of the Subordinated Notes, a copy of which is on file with the Issuer.

15.          Charges and Transfer Taxes. No service charge (other than any cost of delivery) shall be imposed for any exchange or registration of transfer of this Note, but the Issuer may require the payment of a sum sufficient to cover any stamp or other tax or governmental fee or charge that may be imposed in connection therewith (or presentation of evidence that such tax, charge or fee has been paid).

16.          Ownership. Prior to due presentment of this Note for registration of transfer, the Issuer may treat the Holder in whose name this Note is registered in the Security Register as the absolute owner of this Note for receiving payments of principal and interest on this Note and for all other purposes whatsoever, whether or not this Note be overdue, and the Issuer shall not be affected by any notice to the contrary.

17.          Notices. All notices to the Issuer under this Note shall be in writing and addressed to the Issuer at 6480 US Highway 98 West, Suite A, Hattiesburg, Mississippi 39402, Attention: M. Ray “Hoppy” Cole and Dee Dee Lowery, or to such other address as the Issuer may notify to the Holder (the “Payment Office”). All notices to the Holders shall be in writing and sent by first-class mail to each of the Holders at his or its address as set forth in the Security Register. Any such notice shall be effective upon receipt if received during normal business hours or, if not received during normal business hours, on the next Business Day.

18.          Denominations. The Subordinated Notes are issuable only as fully registered notes without interest coupons in minimum denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000.

19.          Absolute and Unconditional Obligation of the Issuer. No provisions of this Note shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

20.          Waiver and Consent. Any written consent or waiver given by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future holders of this Note and of any Subordinated Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note. This Note may be also amended or waived pursuant to, and in accordance with, the provisions of Section 8.3 of the Purchase Agreement.

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(a)          No delay or omission of the Holder to exercise any right or remedy accruing upon any Event of Default shall impair such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.

(b)          Any insured depository institution which shall be a holder of this Note or which otherwise shall have any beneficial ownership interest in this Note shall, by its acceptance of such Note (or beneficial interest therein), be deemed to have waived any right of offset with respect to the indebtedness evidenced thereby.

21.          No Sinking Fund; Convertibility. This Note is not entitled to the benefit of any sinking fund or any compensating balance or any other funds or assets subject to a legal right of offset, as defined by applicable state law. This Note is not convertible into or exchangeable for any of the equity securities, other securities or assets of the Issuer or any subsidiary.

22.          No Recourse Against Others. This Note shall be binding upon the Issuer and its successors and permitted assigns. Other than the obligations, covenants and agreements to be performed hereunder by the Issuer and its successors and permitted assigns, no recourse under or upon any obligation, covenant or agreement contained in this Note, or for any claim based thereon or otherwise in respect thereof, will be had against any past, present or future shareholder, employee, officer, or director, as such, of the Issuer or of any predecessor or successor (other than any successor to the Issuer), either directly or through the Issuer or any predecessor or successor (other than any successor to the Issuer), under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Note by the Holder of this Note and as part of the consideration for the issuance of this Note.

23.          Further Issues. The Issuer may, without the consent of the Holders, create and issue additional notes having the same terms and conditions of the Subordinated Notes (except for the issue date and issue price) so that such further notes shall be consolidated and form a single series with the Subordinated Notes.

24.          Governing Law; Interpretation. This Note shall be governed by and construed in accordance with applicable federal law and the laws of the State of New York, without regard to conflict of laws principles of said state. This Note is intended to meet the criteria for qualification of the outstanding principal as Tier 2 capital under the regulatory guidelines of the FRB, and the terms hereof shall be interpreted in a manner to satisfy such intent.

25.          Priority. The Subordinated Notes rank pari passu among themselves and pari passu, in the event of any insolvency proceeding, dissolution, assignment for the benefit of creditors, reorganization, restructuring of debt, marshaling of assets and liabilities or similar proceeding or any liquidation or winding up of the Issuer, with all other present or future unsecured subordinated debt obligations of the Issuer (including, for the avoidance of doubt, the 5.875% Fixed-to-Floating Rate Subordinated Notes due 2028), except any unsecured subordinated debt that, pursuant to its express terms, is subordinate in right of payment to the Subordinated Notes.

26.          Successors and Assigns. This Note shall be binding upon the Issuer and inure to the benefit of the Holder and its respective successors and permitted assigns. The Holder may assign all, or any part of, or any interest in, the Holder’s rights and benefits hereunder only to the extent and in the manner permitted in the Purchase Agreement. To the extent of any such assignment, such assignee shall have the same rights and benefits against the Issuer and shall agree to be bound by and to comply with the terms and conditions of the Purchase Agreement as it would have had if it were the Holder hereunder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and attested and its corporate seal to be hereunto affixed.

THE FIRST BANCSHARES, INC.

By:
Name:	M. Ray (Hoppy) Cole, Jr.
Title:	President and Chief Executive Officer

ATTEST:

Name:	Donna T. Lowery
Title:	Chief Financial Officer

CERTIFICATE OF AUTHENTICATION

This is a Global Note issued under the within-mentioned Purchase Agreement:

U.S. Bank National Association, as Paying Agent, Registrar and Transfer Agent

By:
Name:
Title:

Dated:

[Signature Page to Subordinated Note]

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint _______________________________ agent to transfer this Note on the books of ________________ (the “Issuer”). The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The signatory hereto hereby certifies that it ☐ is / ☐ is not an Affiliate of the Issuer and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Issuer.

In connection with any transfer or exchange of any of the Note(s) evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being:

(1)	☐	acquired for the undersigned’s own account, without transfer; or

(2)	☐	transferred to the Issuer; or

(3)	☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	transferred pursuant to an effective registration statement under the Securities Act; or

(5)	☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)	☐	transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or an “accredited investor” (as defined in Rule 501(a)(4) under the Securities Act), that has furnished a signed letter containing certain representations and agreements; or

(7)	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Issuer will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuer may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Issuer may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

Signature (must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Signature

Date:

Schedule of Increases or Decreases in Subordinated Note

The initial principal amount of this Subordinated Note is $___________. The following increases or decreases in the principal amount of this Subordinated Note have been made:

Date	Amount of increase in principal amount of this Subordinated Note	Amount of decrease in principal amount of this Subordinated Note	Principal amount of this Subordinated Note following such increase or decrease	Signature of authorized signatory of Trustee